Exhibit 99.3

Pro forma financial information.

Unaudited Pro Forma Condensed Combined Financial Information	F-2
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025	F-3
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2025	F-4
Notes to Unaudited Pro Forma Condensed Combined Financial Information	F-5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Pro Forma Accounting

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

●

Business Combination Accounting: The Business Combination Agreement of Signing Day Sports and BlockchAIn Digital Infrastructure, Inc. (the “Company” or “BlockchAIn”) will be evaluated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse acquisition with BlockchAIn being deemed the accounting acquirer and Signing Day Sports being deemed the accounting acquiree for accounting purposes. Under ASC 805, BlockchAIn, as the accounting acquirer, will record the assets acquired and liabilities assumed of Signing Day Sports in the transaction at their fair values as of the acquisition date;

●

Share Distribution: The issuance of BlockchAIn common shares to legacy Signing Day Sports stockholders, Maxim Partners (or its designees), and the legacy One Blockchain Securityholders, resulting in post-transaction shareholdings of approximately 8.5% of the outstanding shares (on a fully-diluted basis excluding any out-of-the-money options and warrants) by legacy Signing Day Sports stockholders, 3.2% of the total transaction enterprise value by Maxim Partners (or its designees), and the remaining percentage of outstanding shares by the legacy One Blockchain Securityholders;

●	Transaction Costs: The incorporation of certain transaction costs related to the Transactions; and

●	Earnout Shares: The initial fair value of the Earnout Shares that may be issued to the One Blockchain Securityholders and Maxim Partners (or its designees) if the specified threshold is met will be classified within equity in accordance with the provisions of FASB ASC Topic 815-40 since the Earnout Shares will be indexed to BlockchAIn common stock and BlockchAIn controls the ability to settle these instruments in shares. The estimated fair value of the Earnout Shares that may be issued to Tiger Cloud and VCV Digital will be recognized within expenses since the Earnout Shares will not be issued pro rata to all the BlockchAIn shareholders and the offsetting entry will increase shareholders’ equity. The estimated fair value of the Earnout Shares that may be issued to Maxim Partners (or its designees) will also be recognized within expenses and the offsetting entry will increase shareholders’ equity. The initial fair value of the Earnout Shares that may be issued to Tiger Cloud and VCV Digital and to Maxim Partners (or its designees) has been reflected as a transaction accounting adjustment in the pro forma combined financial statements and has increased expenses and equity by the amount of the initial fair value. Assuming that the performance conditions relating to the issuance of the Earnout Shares will be satisfied, and that no adjustments are made to the number of BlockchAIn common shares issued to VCV Digital and Tiger Cloud, the weighted average number of shares would increase by 4,003,586 shares.

The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2025 were prepared as if the Business Combination had occurred on December 31, 2025, and the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2025 were prepared as if the Business Combination had occurred on January 1, 2025. The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following:

●	The audited financial statements of Signing Day Sports for the years ended December 31, 2025 and 2024 included elsewhere in this Form 8-K/A.

●

The audited consolidated financial statements of One Blockchain for the year ended December 31, 2024 included elsewhere in this Form 8-K/A, which present predecessor and successor activity in the statements of operations for that period.

●	The audited consolidated financial statements of One Blockchain for the year ended December 31, 2025 included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only. It is not necessarily, and should not be assumed to be, indicative of the actual results that would have been achieved had the business combination been completed as of the dates indicated or that may be achieved in the future. In addition, the pro forma combined financial information does not consider potential effects of changes in market conditions, anticipated synergies, operating efficiencies, tax benefits, or other factors. The preliminary allocation of the pro forma purchase price is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon the consummation of the transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

	Signing Day Sports, Inc.	One Blockchain LLC	BlockchAIn Digital Infrastructure, Inc.	Transaction Accounting Adjustments	Note 3	BlockchAIn Digital Infrastructure, Inc.
	December 31, 2025
						(Unaudited)
Assets
Cash and cash equivalents	$57,196	$15,265	$-	$476,339	D
				4,945,874	G
				(1,663,000)	I	$3,831,674
Accounts Receivable	25,152	7,720	-	-		32,872
Accounts Receivable - related party	-	2,173,634	-	(29,128)	H	2,144,506
Loan receivable - related party	-	1,083,460	-	-		1,083,460
Prepaid expenses	12,120	-	-	-		12,120
Other current assets	-	218,698	-	-		218,698
Total current assets	94,468	3,498,777	-	3,730,085		7,323,330

Property, plant and equipment, net	8,422	8,865,019	-	-		8,873,441
Internally developed software, net	452,655	-	-	(452,655)	F	-
Operating lease right of use asset, net	48,881	81,712	-	-		130,593
Intangible assets, net	-	4,851,136	-	20,642,300	A	25,493,436
Other non-current assets	34,232	-	-	-		34,232
Total assets	$638,658	$17,296,644	$-	$23,919,730		$41,855,032

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable/accrued expenses	$1,831,482	$3,304,012	-	$630,119	E
				100,000	I	$5,865,613
Deferred revenue/contract liabilities	1,427	2,330,584	-	-		2,332,011
Accounts payable- related party	-	-	29,128	(29,128)	H	-
Current operating lease right of use liability	54,878	81,712	-	-		136,590
Current portion of consideration payable	-	1,166,001	-	-		1,166,001
Other current liabilities	-	1,845,760	-	-		1,845,760
Total current liabilities	1,887,787	8,728,069	29,128	700,991		11,345,975

Consideration payable, net of current portion	-	680,166	-	-		680,166
Total liabilities	1,887,787	9,408,235	29,128	700,991		12,026,141

Stockholders’ equity:
Common stock	425	-	-	(425)	A	-
				3,323	B
				322	B
				120	B
				96	D
				560	G	4,421
Additional paid-in capital	28,663,831	-	-	(9,727,080)	A
				7,888,409	A
				(1,663,000)	I
				650,641	C
				493,520	D
				(17,277)	D
				5,599,447	G
				(654,133)	G	31,234,358
Subscription receivable	(11)	-	-	11	A	-
Retained earnings (accumulated deficit)	(29,913,374)	-	(29,128)	29,913,374	A
				(630,119)	E
				(650,641)	C
				(100,000)	I	(1,409,888)
Members equity and retained earnings	-	7,888,409	-	(7,888,409)	A	-
Other comprehensive income	-	-	-	-		-
Total stockholders’ equity	(1,249,129)	7,888,409	(29,128)	23,218,739		29,828,891

Total liabilities and stockholder’s equity	$638,658	$17,296,644	$-	$23,919,730		$41,855,032

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025

	Signing Day Sports, Inc.	One Blockchain LLC	BlockchAIn Digital Infrastructure, Inc.	Transaction Accounting Adjustments	Note 3	BlockchAIn Digital Infrastructure, Inc.
	December 31, 2025
						(Unaudited)

Revenues, net	$307,991	$18,516,612	$-	$-		$18,824,603
Cost of services	37,036	15,001,351	-	-		15,038,387

Gross profit	270,955	3,515,261	-	-		3,786,216

Operating costs and expenses:
Advertising and marketing	6,808	-	-	-		6,808
General and administrative	5,005,153	3,521,614	29,128	100,000	I
				630,119	K
				650,641	L	9,936,655
Depreciation and amortization	-	862,305	-	-		862,305
Total operating expenses	5,011,961	4,383,919	29,128	1,380,760		10,805,768
Operating income (loss)	(4,741,006)	(868,658)	(29,128)	(1,380,760)		(7,019,552)

Other income (expense)
Interest expense	(7,329)	(5,359)	-	-		(12,688)
Change in fair value of derivative and gain on warrant exercise	10,764	-	-	-		10,764
Other income (expense), net	509,085	67,714	-	-		576,799
Total other income (expense)	512,520	62,355	-	-		574,875
Income (loss) before taxes	(4,228,486)	(806,303)	(29,128)	(1,380,760)		(6,444,677)

Income tax benefit (provision)	-	-	-	-		-
Net loss	$(4,228,486)	$(806,303)	$(29,128)	$(1,380,760)		$(6,444,677)

Weighted Average Common shares outstanding - basic	3,326,345	-	-	34,319,788	J	37,646,133
Weighted Average Common shares outstanding - diluted	3,326,345	-	-	34,319,788	J	37,646,133

Net loss per common share - basic	$(1.27)	-	-	-		$(0.17)
Net loss per common share - diluted	$(1.27)	-	-	-		$(0.17)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets as of December 31, 2025 were prepared as if the Business Combination had occurred on December 31, 2025, and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2025 were prepared as if the Business Combination had occurred as of January 1, 2025. These unaudited pro forma condensed combined financial statements do not include adjustments for potential synergies, restructuring activities, or other anticipated cost savings.

The Closing occurred on March 16, 2026, upon the satisfaction or (where permissible) waiver of certain conditions, including the receipt of stockholder approval at the special meeting of Signing Day Sports stockholders held on March 13, 2026, and the approval of the initial listing application by NYSE American. Additionally, the purchase consideration and the fair value of the net assets acquired have not been fully determined. The amounts reflected in the pro forma financial statements for the purchase consideration and fair value of net assets acquired are preliminary and subject to adjustment upon the completion of the fair value measurement process. The final determination of fair value may result in significant changes to goodwill, depreciation expense and amortization expense for the periods presented. Any impacts from deferred taxes included in the pro forma financial information are preliminary and subject to adjustment. The final determination of the deferred taxes may result in significant changes to goodwill and income tax expense for the periods presented, as the measurement of deferred tax assets and liabilities is dependent on further evaluation of the tax basis of assets acquired and liabilities assumed, as well as applicable tax rates and laws in effect as of the Closing Date. The following table summarizes the shares of Signing Day Sports common stock outstanding immediately prior to the consummation of the Business Combination:

Common Shares
Signing Day Sports, Inc. stockholders	34,266,832

The following table summarizes the pro forma BlockchAIn common shares outstanding immediately after the Closing of the Business Combination, excluding the potential dilutive effects of the Earnout Shares and outstanding options and warrants. As discussed above, the 34.3 million outstanding shares of Signing Day Sports common stock immediately prior to the consummation of the Business Combination are converted into approximately 3.2 million BlockchAIn common shares based on an assumed Exchange Ratio of 0.09334. Under the Business Combination Agreement, the Exchange Ratio was adjusted so long as Signing Day Sports stockholders receive at least 8.5% of the fully diluted BlockchAIn common shares outstanding immediately after Closing (excluding out-of-the-money awards) and the adjustment does not adversely affect NYSE American listing eligibility:

Common Shares
Signing Day Sports Stockholders	3,215,576
One Blockchain Securityholders	33,225,888
Maxim Partners (or its designees)	1,204,669
Total	37,646,133

NOTE 2. PURCHASE PRICE ALLOCATION

The preliminary purchase price for Signing Day Sports is as follows:

December 31, 2025
Number of shares outstanding owned by Signing Day Sports stockholders	34,266,832
Multiplied by the price per share of Signing Day Sports common stock	$0.5401
Preliminary purchase consideration based on Signing Day Sports shares outstanding	$18,507,516
Compensation paid in connection with Consulting Agreements	1,763,000
Intercompany advance of funds	(1,330,000)
Preliminary purchase price	$18,940,516

When accounting for a reverse acquisition, the consideration transferred is measured using the most reliably measured fair value. As a publicly traded company on the NYSE American, Signing Day Sports shares are more reliably measurable than BlockchAIn common shares or One Blockchain membership interests. On March 16, 2026, the date of the transaction, the sale price of the Signing Day Sports common stock on the NYSE American was $0.5401 per share. Accordingly, a stock price of $0.5401 per share was used in accounting for the acquisition.

As of the date of these unaudited pro forma condensed combined financial statements, BlockchAIn has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the Signing Day Sports’ assets to be acquired and liabilities to be assumed. A final determination of the fair value of Signing Day Sports’ assets and liabilities will be based on the information and assumptions that exist as of the date of the Closing. Certain valuations and assessments, including valuations of property, plant and equipment, intangible assets, other assets and contract liabilities are in process. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will be reflected in actual future reporting by BlockchAIn. The final purchase price allocation may be materially different than that reflected in the pro forma allocation presented below.

The preliminary fair values of the assets acquired, and liabilities assumed as of the applicable assumed acquisition date are as follows:

Preliminary allocation of purchase consideration	December 31, 2025
Cash and cash equivalents	$57,196
Accounts Receivable	25,152
Prepaid expenses	12,120
Property, plant and equipment, net	8,422
Operating lease right of use asset, net	48,881
Other non-current assets	34,232
Total assets acquired	186,003

Accounts payable/accrued expenses	1,831,482
Deferred revenue/contract liabilities	1,427
Lease liability	54,878
Total liabilities assumed	1,887,787

Net liabilities assumed	(1,701,784)
Intangible Assets acquired (to be allocated)	20,642,300
Preliminary purchase price	$18,940,516

NOTE 3. PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements reflect the following:

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Balance Sheet

A-	Adjustments to recognize the excess consideration to net liabilities assumed and to reflect the issuance of BlockchAIn common shares as a new entity and the elimination of Signing Day Sports’ and One Blockchain’s historical equity balances.

B-	Reflects the par value of BlockchAIn common shares issued to the One Blockchain Securityholders, the Signing Day Sports Stockholders, and Maxim Partners (or its designees).

C-	Reflects the increase in additional paid-in capital with the estimated fair value of the 1,204,669 BlockchAIn common shares issued at the Closing of the Business Combination to Maxim Partners (or its designees) as compensation under the Advisory Agreement with One Blockchain amounting to $650,641.

D-	Between January 1, 2026 and March 16, 2026, pursuant to the Helena Purchase Agreement, Signing Day Sports sold a total of 962,322 shares of Signing Day Sports common stock to Helena. These share sales are included as a transaction adjustment in the pro forma combined balance sheet for total gross proceeds of $493,520. Placement fees paid to Maxim Group for the shares issued were $17,277. For purposes of the unaudited pro forma condensed combined balance sheet, this issuance of shares is reflected as an increase to cash, net of placement agent fees, and a corresponding increase to Stockholders’ Equity (Common Stock and Additional Paid-In Capital). The shares are considered fully earned upon execution of the Helena Purchase Agreement and are assumed to have been issued as of the pro forma balance sheet date. On March 13, 2026, Signing Day Sports gave notice of termination of the Helena Purchase Agreement (the ELOC facility), effective March 20, 2026.

E-

Non-recurring BlockchAIn expenses incurred related to transaction costs of approximately $481,000 for legal, audit and other professional service provider expenses and $149,000 for miscellaneous costs to be paid by BlockchAIn that were not accrued as of December 31, 2025.

F-	Reclassification from capitalized software to intangible assets to reflect fair value.

G-	Reflects the net proceeds from the Company’s underwritten offering, in which 9,483,500 shares of common stock, Common Warrant, and Representative’s Warrants were issued. Gross proceeds totaled $5,600,007, offset by offering costs of $654,133, resulting in net proceeds of approximately $4,945,874. All Common Warrants and Representative’s Warrants issued in the offering were fully exercised prior to the pro forma balance sheet date on a zero-cash exercise basis. The adjustment increases cash for the net proceeds and increases common stock and additional paid-in capital consistent with the equity issued in the offering.

H-	Elimination entries upon consolidation.

I-	Represents prepaid amount of $1,663,000 as compensation for services related to Executive Consulting Agreements, dated March 12, 2026 with certain former executive officers of Signing Day Sports. An additional $100,000 was reserved to be placed in an interest-bearing escrow account to pay Outstanding Liabilities (as defined in the Executive Consulting Agreements) of Signing Day Sports, with any remaining portion to be paid back within 90 days, subject to any clawback or repayment obligation as set forth in the agreements. Since $1,663,000 represents consideration, this amount has been included as part of the purchase price.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

J-	The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of BlockchAIn common shares outstanding, assuming that the Business Combination occurred on January 1, 2025, and that no adjustments are made to the number of BlockchAIn common shares issued to the Signing Day Sports Stockholders, the One Blockchain Securityholders, and Maxim Partners (or its designees). Because the Earnout Shares are contingently issuable based upon BlockchAIn reaching specified thresholds that have not yet been achieved, the Earnout Shares have been excluded from basic and diluted pro forma net profit per share.

Signing Day Sports shares at the time of the business combination	34,266,832
In Connection with the Business Combination:
Elimination of Signing Day Sports shares	(34,266,832)
Issuance of BlockchAIn common shares to Signing Day Sports Stockholders	3,215,576
Issuance of BlockchAIn common shares to One Blockchain Securityholders	33,225,888
Issuance of BlockchAIn common shares to Maxim Partners (or its designees)	1,204,669
BlockchAIn common shares outstanding at closing	37,646,133

K-

Non-recurring BlockchAIn expenses incurred related to transaction costs of approximately $481,000 for legal, audit and other professional service provider expenses and $149,000 for miscellaneous costs to be paid by BlockchAIn that were not accrued as of December 31, 2025.

L-	Reflects the increase in additional paid-in capital with the estimated fair value of the 1,204,669 BlockchAIn common shares expected to be issued at the time of the Business Combination to Maxim Partners (or its designees) as compensation under the Advisory Agreement with One Blockchain amounting to $650,641 (also refer to adjustment C).

NOTE 4. ACCOUNTING POLICIES

Management has performed a preliminary review of the accounting policies of Signing Day Sports and BlockchAIn and has determined that no material adjustments are necessary at this time. However, finalization of the purchase accounting may result in certain adjustments upon further analysis and these adjustments may be material.

NOTE 5. TAX ADJUSTMENT

As of December 31, 2025, based on the pro forma condensed combined financial statements reflected herein, federal net operating loss carryforwards were approximately $32.8 million. The federal net operating loss carryforward can be carried forward indefinitely. The utilization of loss carryforwards in future years is subject to limitations due to the transaction and that limitation has not yet been determined. Management believes that based on certain factors, the available evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of evidence, it is more than likely than not that some portion or all of the deferred tax assets will not be recognized. After consideration of all the evidence, both positive and negative, management has determined that a $7.5 million valuation allowance at December 31, 2025 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

The deferred tax assets and liabilities consist of the following significant components at December 31, 2025:

December 31, 2025
Deferred Tax Assets:
Net Operating Loss carryforward	$8,168,077
Internally Developed Software	497,504
Credit carryforward	59,143
Charitable contribution carryforward	778
ROU Liability	20,387
Total Deferred Tax Assets	$8,745,889

Deferred Tax Liabilities:
Intangibles	$(233,390)
ROU Asset	(20,387)
Property and Equipment	(943,728)
Total Deferred Tax Liabilities	$(1,197,505)

Less: Valuation Allowance	$(7,548,384)

Deferred Tax Asset/Liability, net	$-

Federal and state income tax expense/(benefit) for the period ended December 31, 2025, consists of the following:

December 31, 2025
Federal	-
State	-
Total Current Tax Expense	-

Federal	-
State	-
Total Deferred Tax Expense	-

Total Income Tax Expense/Benefit	-

Effective tax rate reconciliation:

December 31, 2025
Federal statutory rate	21.00%
State income taxes	3.50%
Permanent differences	1.87%
Valuation allowances	(30.95)%
Return to provision- permanent differences	9.51%
Purchase Accounting – One Blockchain	(1.54)%
Deferred Rate Change	(3.39)%
Effective Tax Rate	0.00%